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                                                                      EXHIBIT 21

                CROWN CASTLE INTERNATIONAL CORP. SUBSIDIARIES*

Crown Communication Inc., a Delaware corporation (d/b/a Crown Communications, CrownCom)

Castle Transmission Services (Holdings) Ltd, an England and Wales company (unrestricted)

Crown Castle do Brasil Ltda, a Brazilian limited liability company

Crown Castle Investment Corp., a Delaware corporation (unrestricted)

Crown Castle Investment Corp. II, a Delaware corporation (unrestricted)

Crown Castle Australia Limited, an Australian limited liability company

*direct subsidiaries of CCIC, does not include second tier subs of the above-listed corporations